Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-137214

Prospectus Supplement No. 5

(To Prospectus dated September 8, 2006)

MERIX CORPORATION

$70,000,000

4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2013

and Shares of Common Stock Issuable Upon Conversion of the Notes, No Par Value

This Prospectus Supplement No. 5 supplements the prospectus dated September 8, 2006, relating to the resale from time to time by selling securityholders of an aggregate of $70,000,000 of 4% Convertible Senior Subordinated Notes due 2013 issued by Merix Corporation in a private placement in May 2006, which we refer to as the notes, and the shares of common stock issuable upon conversion of the notes. This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus and the previous Prospectus Supplements. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus and the previous Prospectus Supplements, except to the extent that the information provided by this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus or the previous Prospectus Supplements. This Prospectus Supplement No. 5 is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.

The following information updates the information provided in the table under “Selling Securityholders” for the selling securityholders named below. The holdings are as of January 25, 2008.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Issuance Upon Conversion of Note (1)	Percentage of Common Stock Outstanding (2)
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund(3)	$750,000	1.07%	11,392	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund(3)	$11,250,000	16.07%	170,887	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 65.8328 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes—Conversion.”

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 21,266,605 shares of common stock outstanding as of January 8, 2008. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

(3)	We have been advised by representatives of these selling securityholders that the selling securityholders are registered investment funds (the “Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole dispositive power of the securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp. has the sole power to vote or direct the voting of the securities owned directly by the Funds, which power resides with the Fund’s Board of Trustees. The Funds are an affiliate of a broker-dealer. We have been advised that the Funds purchased the notes in the ordinary course of business and, at the time of the purchase of the notes to be resold, the Funds did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or our common stock issuable upon conversion of the notes held by the Funds.

Investing in these securities involves risks. See the Risk Factors referenced on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 5 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is February 11, 2008